AMENDMENT TO ADMINISTRATION AGREEMENT

This Amendment to the Administration Agreement (the “Amendment”) is made as of July 1, 2023 (the “Effective Date”) by and among Litman Gregory Funds Trust, a Delaware business trust (the “Trust”), and State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”).

WHEREAS, the Trust and the Administrator entered into an Administration Agreement dated as of September 10, 2014 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”); and

WHEREAS, the Trust and the Administrator desire to amend the Agreement as more particularly set forth below;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.

Additional Fund. Effective as of the Effective Date and in accordance with Section 1 of the Agreement, the Agreement is hereby amended to reflect the addition of the following entity as a Fund under the Agreement (the “New Fund”):

a. iMGP Berkshire Dividend Growth ETF

By execution of this Amendment, from and after the Effective Date the New Fund hereby agrees (a) to become bound by all of the terms and conditions and provisions of the Agreement as a Fund including, without limitation, the representations and warranties set forth therein and (b) adopts the Agreement with the same force and effect as if such New Fund was originally a party thereto.

2.	Section 12 (Effective Period and Termination) is hereby amended by deleting the first sentence of the first paragraph and replacing it with the following:

“This Agreement shall remain in full force and effect for an initial term ending June 30, 2028 (the “Initial Term”).”

3.	The following section is hereby added to the Agreement as Section 24:

“24. DELEGATION

a. The Administrator shall have the right, without the consent or approval of the Trust, to employ agents, subcontractors, consultants and other third parties, whether affiliated or unaffiliated, to provide or assist it in the provision of any part of the services stated herein other than services required by applicable law to be performed by the Administrator (each, a “Delegate” and collectively, the “Delegates”), without the consent or approval of the Trust. The Administrator shall be responsible for the services delivered by, and the acts and omissions of, any such Delegate as if the Administrator had provided such services and committed such acts and omissions itself. Unless otherwise agreed in a Fee Schedule, the Administrator shall be responsible for the compensation of its Delegates.

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b. The Administrator will provide the Trust with information regarding its global operating model for the delivery of the services on a quarterly or other periodic basis, which information shall include the identities of Delegates affiliated with the Administrator that perform or may perform parts of the services, and the locations from which such Delegates perform services, as well as such other information about its Delegates as the Trust may reasonably request from time to time.

c. With respect to the Fund Administration Tax Services as set forth on Schedule B2 attached hereto, the Trust acknowledges and agrees to execute and deliver to the Administrator a tax delegation consent in the form set forth as Schedule B2(i) hereto, with such changes as the Administrator may require from time to time. While the parties anticipate that such consent will be valid as long as the Agreement remains in effect, in the event the Trust revokes its consent at any time or does not provided its consent as required hereunder, the Trust acknowledges and agrees that the Administrator may, without liability or prior notice, cease performing any or all of the Fund Administration Tax Services and may renegotiate the fees the Administrator charge for such Fund Administration Tax Services.

d. Nothing in this Section 24 shall limit or restrict the Administrator’s right to use affiliates or third parties to perform or discharge, or assist it in the performance or discharge, of any obligations or duties under this Agreement other than the provision of the services.”

4.	Schedule A (Listing of Funds) is hereby amended by deleting Schedule A in its entirety and replacing it with the Schedule A attached hereto.

5.	Schedule B2(i) attached hereto is hereby added as a Schedule to the Agreement.

6.	Schedule B2(ii) attached hereto is hereby added as a Schedule to the Agreement.

7.	Miscellaneous.

a.	Terms used herein and not hereby defined shall have the meaning attributed to them in the Agreement.

b.	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect.

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c.

This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers and/or authorized signatories designated below as of the date first written above.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Suzanne M. Hinckley
Name:	Suzanne M. Hinckley
Title:	Senior Vice President

LITMAN GREGORY FUNDS TRUST

By:	/s/ John Coughlan
Name:	John Coughlan
Title:	Secretary/Treasurer

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Schedule A

Listing of Funds

Litman Gregory Funds Trust

•	iMGP Global Select Fund (f.k.a. iMGP Equity Fund, f.k.a. PartnerSelect Equity Fund, f.k.a. Litman Gregory Masters Equity Fund)

•	iMGP International Fund (f.k.a. PartnerSelect International Fund, f.k.a. Litman Gregory Masters International Fund)

•	iMGP SBH Focused Small Value Fund (f.k.a. PartnerSelect SBH Focused Small Value Fund, f.k.a. Litman Gregory Partner Select SBH Small Value Fund)

•	iMGP Alternative Strategies Fund (f.k.a. PartnerSelect Alternative Strategies Fund, f.k.a. Litman Gregory Masters Alternative Strategies Fund)

•	iMGP High Income Alternatives Fund (f.k.a. PartnerSelect High Income Alternatives Fund, f.k.a. Litman Gregory Masters High Income Alternatives Fund)

•	iMGP Oldfield International Value Fund (f.k.a. PartnerSelect Oldfield International Value Fund, f.k.a. Litman Gregory Partner Select Oldfield International Value Fund)

•	iMGP Dolan McEniry Corporate Bond Fund (f.k.a. iM Dolan McEniry Corporate Bond Fund)

•	iMGP DBi Managed Futures Strategy ETF (f.k.a. iM DBi Managed Futures Strategy ETF)

•	iMGP DBi Hedge Strategy ETF (f.k.a. iM DBi Hedge Strategy ETF)

•	iMGP RBA Responsible Global Allocation ETF

•	iMGP Berkshire Dividend Growth ETF

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SCHEDULE B2(i)

CONSENT TO DISCLOSE TAX RETURN INFORMATION

Federal law prohibits our disclosing, without your consent, your federal tax return information to third parties or our use of that information for purposes other than the preparation of your return.

Subject to the terms and conditions of the Administration Agreement dated September 10, 2014 (the “Administration Agreement”) between STATE STREET BANK AND TRUST COMPANY (“we” or “State Street”) and Litman Gregory Funds Trust (“you” or the “Customer”), we may subcontract portions of our Fund Administration Tax Services (the “Tax Services”) to State Street affiliates and/or other subcontractors. By signing below, you hereby authorize us to provide any and all information, including your entire tax return information for all past, present, and future years, that we receive in connection with this engagement to the State Street affiliates listed on Schedule B2(ii), for the purpose of providing the Tax Services set forth in the Administration Agreement and for related administration and regulatory compliance purposes.

Your consent will be valid as long as the Administration Agreement remains in effect. Notwithstanding the foregoing, you may revoke your consent with regards to Tax Services at any time by providing written notice to us. By signing below, you agree that if you revoke your consent we may refuse to perform Tax Services and/or alter the fees we charge for such Tax Services.

In lieu of consenting to this disclosure, you have the right to request a more limited disclosure of tax return information. In the event that the service model changes as a result of your revocation or limitation on this consent, you agree to negotiate an equitable adjustment to the applicable fee schedule in good faith.

LITMAN GREGORY FUNDS TRUST

By:	/s/ John Coughlan

Name (printed):	John Coughlan

Title:	Secretary/Treasurer

Date:	6-20-23

Information Classification: Limited Access

SCHEDULE B2(ii)

•	STATE STREET CORPORATE SERVICES MUMBAI PRIVATE LIMITED

•	KPMG LLP

•	Grant Thornton LLP

Information Classification: Limited Access